Press Release                                   Source: SurfNet Media Group Inc.

SurfNet Hits Waves with New Players
Tuesday September 2, 1:44 pm ET

PHOENIX--(BUSINESS WIRE)--Sept. 2, 2003--SurfNet Media Group Inc. (OTCBB: SFNM -
News) today announced the appointment of James Haught as chief executive officer and president of its wholly owned subsidiary, SurfNet New Media Inc. A retired
U.S. Army colonel, Haught won high praise during the Gulf War as a top six advisor to three-star Gen. Gus Pagonis and deputy chief of operations, plans and training for logistics management and port and inland transportation systems supervision in connection with Operations Desert Shield and Desert Storm. Haught brings SurfNet significant senior management experience in development stage ventures.

Since Haught's appointment in mid-July, SurfNet has reorganized its sales operations. In August, it achieved its highest monthly revenues to date. Haught intends to employ a strategy of alliances and technology enhancements as cornerstones to future growth.

SurfNet also announced the appointment of Robert Jamison as chief financial officer. An adjunct professor of accounting, finance and general business at
Everest College in Phoenix, Jamison was the campaign manager for Sen. John
McCain during his first run for Congress in 1981. Jamison's experience includes operations and financial management.

Two of the SurfNet's founders, Andy Burgess and Rich Keppler, have also been appointed to key positions. Burgess, the architect of the Metaphor(TM), the company's recently patented technology, has been appointed chief technology officer. Keppler, formerly a radio personality with KOOL FM in Phoenix, has been appointed vice president of music programs. Daryl Gullickson, a former chief executive officer, has been appointed special assistant and advisor.

About SurfNet

Based in Tempe, Ariz., SurfNet Media Group Inc. (www.surfnetmedia.com) is a global provider of free, Internet-delivered digital audio services, including
VoiceAmerica(TM) talk radio (www.voiceamerica.com), BusinessAmerica(TM) Radio
(www.businessamericaradio.com) and BoomBoxRadio(R)(www.boomboxradio.com).
Listeners access SurfNet's radio stations through drop-down menus that appear when their browsers open to Web pages embedded with Metaphor(TM), SurfNet's patented technology. SurfNet's strategy is to accelerate growth and increase net return on stockholders' equity through targeted acquisitions and internal growth.

This release contains "forward-looking statements" within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.
Words such as "intends," "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ

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materially from those projected. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include the inability of the company to obtain financing for business acquisitions; the reliability and availability of new technology in the related industries; financial, operational and other business problems associated with the acquisition of a number of businesses in a short period of time; and general and industry-specific economic conditions. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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Contact:
     SurfNet New Media Inc., Tempe
     James P. (Jim) Haught, 877-311-9474 x15
     jim.haught@surfnetmedia.com
     www.surfnetmedia.com